Item 77Q1(b)

At the July 15, 2005 Special Meeting of the Board of
Trustees of the Munder Funds, the Board approved the following resolution, which authorized the Funds to seek exemptive relief from the Securities and Exchange
Commission (SEC) to permit each of the Funds to invest uninvested cash in existing and future affiliated funds.

       RESOLVED, that any appropriate officer of Munder Series Trust (MST) and Munder Series Trust
II (MST II) be, and hereby is, authorized to prepare and execute on behalf of MST and MST II, and to file with the U.S. Securities and Exchange
Commission, an application requesting an order under
section 12(d)(1)(J) of the Investment Company Act of 1940, as amended (1940 Act), granting exemption from sections 12(d)(1)(A) and 12(d)(1)(B) of the 1940
Act, under sections 6(c) and 17(b) of the 1940 Act, granting an exemption from sections 17(a)(1) and 17(a)(2) of the 1940 Act and under section 17(d) of the 1940 Act and Rule 17d-1 thereunder, in order to permit each existing or future series of MST and MST II to invest uninvested cash and cash collateral in existing and future affiliated money market and short-term bond funds, in such form as one or more officers deems necessary and appropriate to do any and all things necessary or proper under the 1940
Act, the Securities Act of 1933 and the Securities
Exchange Act of 1934, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper in furtherance of the above resolution.

On June 20, 2006, the SEC adopted rules that permit mutual funds to invest cash uninvested cash in existing and future affiliated funds without obtaining exemptive relief. In reliance on the new rules, which became effective July 31, 2006, the Munder @Vantage Fund began investing uninvested cash primarily in the Institutional Money Market Fund, a money market fund series of Munder Series Trust, which is also advised by Munder Capital Management.


At the November 14, 2006 Regular Meeting of the Board of Trustees of the Munder Funds, the Board approved the following resolutions, which changed the status of the Munder @Vantage Fund from a non-diversified investment company to a diversified investment company, as defined in the Investment Company Act of 1940, as amended.

       RESOLVED, that the change in status of
@Vantage from a non-diversified investment company to a diversified investment company, as defined in the Investment Company Act of 1940, as amended, be, and hereby is, approved; and further

       RESOLVED, that the appropriate officers of @Vantage be, and each hereby is, authorized to make any federal or state filings, execute documents and take such other actions as may be necessary or appropriate to carry out the intents and purposes of the preceding resolutions, the execution and delivery of documents or taking of actions to be conclusive evidence of the Boards approval.


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